Exhibit 99.16

Execution Version

BY E-MAIL AND COURIER

GenTao Capital Limited (“Borrower”)

10 Jiuxianqiao East Road

Chaoyang District, Beijing 100016

Beacon Capital Group Inc. (“Beacon”)

10 Jiuxianqiao East Road

Chaoyang District, Beijing 100016

Fast Horse Technology Limited (“Fast Horse”)

10 Jiuxianqiao East Road

Chaoyang District, Beijing 100016

Sunrise Corporate Holding Ltd. (“Sunrise”)

10 Jiuxianqiao East Road

Chaoyang District, Beijing 100016

Chen Sheng (陈升) (“Personal Guarantor”)

10 Jiuxianqiao East Road

Chaoyang District, Beijing 100016

Attention:         Chen Sheng

Tel:                    ***************

Email:                ***************

Date: 12 July 2023

Dear Sirs

Re:         Second Standstill Letter

1.	We refer to:

(a)	the US$50,250,000 term loan facility agreement dated 19 August 2021 between, amongst others, the Borrower as borrower, Beacon, Fast Horse, Sunrise and the Personal Guarantor as guarantors (together with the Borrower, the “Obligors” and each an “Obligor”) and Bold Ally (Cayman) Limited, as lender (the “Lender”, “we” or “us”), as amended by the amendment agreement dated 27 August 2021 and as may be amended and/or restated from time to time (the “Facility Agreement”);

(b)	the letter “Re: Notification of Default” dated 30 November 2021 sent to the Borrower by the Lender;

(c)	the letter “Re: Early Termination Event” dated 15 December 2021 sent to the Borrower by the Lender;

(d)	the letter “Re: Standstill Letter” dated 6 April 2022 sent to the Obligors by the Lender (the “First Standstill Letter”);

(e)	the letter “Re: Existing Defaults – Reservation of Rights” dated 11 July 2022 sent to the Obligors by the Lender;

(f)	the demand letter dated 4 November 2022 sent to the Borrower and the Personal Guarantor (the “Borrower and Personal Guarantor Demand Letter”);

(g)	the demand letter dated 4 November 2022 sent to the Borrower and Fast Horse (the “Borrower and Fast Horse Demand Letter”);

(h)	the demand letter dated 4 November 2022 sent to the Borrower and Sunrise (the “Borrower and Sunrise Demand Letter”); and

(i)	the second demand and reservation of rights letter dated 18 January 2023 sent to the Borrower, Fast Horse, Sunrise and the Personal Guarantor (the “Second Demand Letter”, and together with the letters described in sub-paragraphs (f) to (h) above, the “Demand Letters”).

2.	Capitalised terms in this letter (“Letter”) have the same meaning given to them in the Facility Agreement unless otherwise defined herein.

3.	As previously notified to you in the First Standstill Letter, the following Events of Default and Early Termination Events have occurred, and are continuing as at the date of this Letter:

(a)	the Threshold 2 Breach as defined and more particularly described in the First Standstill Letter;

(b)	the Margin Call Cure Breach as defined and more particularly described in the First Standstill Letter; and

(c)	the Existing Early Termination Event as defined and more particularly described in the First Standstill Letter.

4.	In addition, pursuant to clause 21.1 (Non-payment) of the Facility Agreement, it is an Event of Default if an Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable, and, as of the date of this Letter, the following amounts which have become due and payable by the Obligors under a Finance Document remain unpaid:

(a)	the Borrower has failed to pay to the Lender on the Final Repayment Date (being 19 August 2022) in aggregate, the Final Repayment Date Outstanding Amount (as defined in the Borrower and Personal Guarantor Demand Letter) which the Borrower was obligated to pay on such date pursuant to the applicable clauses of the Facility Agreement as more particularly described in the Borrower and Personal Guarantor Demand Letter;

(b)	the Borrower has failed to pay to the Lender, on the date the Borrower and Personal Guarantor Demand Letter was effectively delivered to the Borrower (being 4 November 2022), the Current Default Interest Amount (as defined in the Borrower and Personal Guarantor Demand Letter) which the Lender has demanded immediate repayment from the Borrower pursuant to the Borrower and Personal Guarantor Demand Letter;

(c)	the Borrower has failed to pay to the Lender, on the date the Second Demand Letter was effectively delivered to the Borrower (being 18 January 2023), the Additional Default Interest Amount and the Current Legal Fee (each as defined in the Second Demand Letter) which the Lender has demanded immediate repayment from the Borrower pursuant to the Second Demand Letter;

(d)	the Personal Guarantor has failed to pay to the Lender, (i) on the date the Borrower and Personal Guarantor Demand Letter was effectively delivered to the Personal Guarantor (being 4 November 2022), the Total Outstanding Amount (as defined in the Borrower and Personal Guarantor Demand Letter) which the Lender has demanded immediate repayment from the Personal Guarantor pursuant to the Borrower and Personal Guarantor Demand Letter and (ii) on the date the Second Demand Letter was effectively delivered to the Personal Guarantor (being 18 January 2023), the Second Demand Letter Total Outstanding Amount (as defined in the Second Demand Letter) which the Lender has demanded immediate repayment from the Personal Guarantor pursuant to the Second Demand Letter;

(e)	Fast Horse has failed to pay to the Lender, (i) on the date the Borrower and Fast Horse Demand Letter was effectively delivered to Fast Horse (being 4 November 2022), the Total Outstanding Amount (as defined in the Borrower and Fast Horse Demand Letter) which the Lender has demanded immediate repayment from Fast Horse pursuant to the Borrower and Fast Horse Demand Letter and (ii) on the date the Second Demand Letter was effectively delivered to Fast Horse (being 18 January 2023), the Second Demand Letter Total Outstanding Amount (as defined in the Second Demand Letter) which the Lender has demanded immediate repayment from Fast Horse pursuant to the Second Demand Letter; and

(f)	Sunrise has failed to pay to the Lender, (i) on the date the Borrower and Sunrise Demand Letter was effectively delivered to the Borrower (being 4 November 2022), the Total Outstanding Amount (as defined in the Borrower and Sunrise Demand Letter) which the Lender has demanded immediate repayment from Sunrise pursuant to the Borrower and Sunrise Demand Letter and (ii) on the date the Second Demand Letter was effectively delivered to Sunrise (being 18 January 2023), the Second Demand Letter Total Outstanding Amount (as defined in the Second Demand Letter) which the Lender has demanded immediate repayment from Sunrise pursuant to the Second Demand Letter.

5.	Pursuant to the Facility Agreement:

(a)	the Threshold 2 Breach, the Margin Call Cure Breach and each of the Events of Default described in paragraph 4 (in this Letter, together, the “Existing Defaults”) shall be continuing Events of Default until waived; and

(b)	the Existing Early Termination Event shall be a continuing Early Termination Event until waived.

6.	By signing this Letter, the Lender (on behalf of itself and any sub-participants (or in any other capacity with a similar economic effect)):

(a)	acknowledges the Existing Defaults and agrees to the terms of this Letter;

(b)	represents and warrants that as of the date of this Letter, with respect to the 8,085,939 unrestricted ADSs that were subject to Transaction Security, the Lender has not sold or otherwise disposed of more than one-third of such unrestricted ADSs; and

(c)	agrees that, within 5 Business Days following the Effective Date, the Lender shall provide the relevant information to complete Schedule A attached hereto, and represents and warrants that such information shall be true and correct.

7.	By counter-signing this Letter, each Obligor acknowledges:

(a)	the due receipt of each of the “Borrower and Personal Guarantor Demand Letter”, the “Borrower and Fast Horse Demand Letter” and the “Borrower and Sunrise Demand Letter” on 4 November 2022 and the due receipt of the “Second Demand Letter” on 18 January 2023;

(b)	the occurrence of each of the Existing Defaults and the Existing Early Termination Event; and

(c)	that each of the Existing Defaults and Existing Early Termination Event remain continuing until waived.

Conditions to Effectiveness

8.	This Letter shall become effective on the date all of the following conditions precedent have been satisfied (the date on which all of the following conditions precedent have been satisfied, the “Effective Date”):

(a)	the Lender has received an amount of US$** (the “Standstill Condition Amount”) in immediately available funds to the following account of the Lender:

*******************************

(b)	the Standstill Condition Amount is transferred to the Lender’s account from the following account of the Borrower directly by wire transfer:

*******************************

(c)	the Lender has received any information or evidence requested by Lender which the Lender considers necessary or desirable to comply with the Lender’s “know your customer” or similar identification procedures in relation to the source of the Standstill Condition Amount under all applicable laws, regulations and policies;

(d)	this Letter has been executed by all parties hereto; and

(e)	on the Effective Date, all of the representations and warranties made by the Obligors under paragraph 13 below are true in all respects by reference to the facts and circumstances existing on the Effective Date,

9.	The Lender shall notify the Borrower as soon as reasonably practicable upon satisfaction of the conditions precedent set out in paragraph 8 above.

10.	The Borrower expressly agrees and acknowledges that all rights, title and interests in and to the Standstill Condition Amount transferred to the Lender’s account pursuant to paragraph 8 above shall vest in the Lender free and clear of any liens, claims, charges or encumbrances or any other interest of the Borrower or of any third party, and nothing in this Letter is intended to create or does create in favour of either party any mortgage, charge, lien, pledge, encumbrance or other security interest in the Standstill Condition Amount.

Continuing obligations

11.	Except as otherwise provided under this Letter, the Facility Agreement and all the other Finance Documents shall remain in full force and effect.

12.	Save as specifically and expressly set out in this Letter, nothing in this Letter shall constitute or be construed as (a) a waiver of any Default, Event of Default or Early Termination Event, or a waiver or compromise of any other term or condition of the Finance Documents; or (b) a waiver or release of, nor otherwise prejudice, any right or remedy of the Lender under the Finance Documents, at law, in equity, under statute or otherwise.

13.	On the date of this Letter, on the date this Letter is counter-signed by an Obligor and on the Effective Date and on each day during the Second Standstill Period (as defined below):

(a)	each Obligor represents and warrants to the Lender that, save (i) in respect of the Existing Defaults and the Existing Early Termination Event, (ii) any other Early Termination Event arising under clause 8.3 (Mandatory Prepayment – Early Termination) of the Facility Agreement or any Default arising under clause 21.2 (Margin Call) or 21.16 (Breach of Threshold 1 and Threshold 2) of the Facility Agreement (such events, the "Permitted Termination Events"), no other Default, Event of Default or Early Termination Event (however described) has occurred or is occurring; and

(b)	the Repeating Representations are deemed to be made by each Obligor to the Lender by reference to the facts and circumstances then existing.

14.	Subject to the terms of this Letter:

(a)	the Lender reserves any and all rights it may have against the Obligors arising out of or in connection with any actual or potential Default, Event of Default or Early Termination Event under the Facility Agreement (including the Existing Defaults and the Existing Early Termination Event), whether having occurred before or occurring after the date of this Letter; and

(b)	each Obligor acknowledges and agrees that neither this Letter nor any representation, act or omission on the part of the Lender or any Obligor during the continuation of the Second Standstill Period shall constitute a waiver by the Lender or create an estoppel in respect of any actual or potential Default, Event of Default or Early Termination Event under the Facility Agreement or of any rights or remedies available to the Lender under the Finance Documents or otherwise.

standstill

15.	Subject to the Obligors’ compliance with the terms of this Letter and the occurrence of the Effective Date, the Lender agrees that, during the Second Standstill Period, the Lender shall not, as a result of any Existing Default, Existing Early Termination Event or Permitted Termination Event, take any of the following actions:

(a)	make any calculations of the ADS Price, Disrupted ADS Price, Collateral Value, Threshold 1 and Threshold 2 as required under clauses 8.3 (Mandatory Prepayment – Early Termination), 19.1 (Margin call) and 21.16 (Breach of Threshold 1 and Threshold 2) of the Facility Agreement and any determinations of, or actions taken pursuant to, a breach of Threshold 1 or Threshold 2, a Margin Call or an Early Termination Event as required under clauses 21.16(b) (Breach of Threshold 1 and Threshold 2), 19.1 (Margin call) and 8.3 (Mandatory Prepayment – Early Termination) of the Facility Agreement;

(b)	exercise any or all of the Lender’s rights, remedies, powers or discretions under the Security Documents;

(c)	sue, claim or commence any formal proceedings or take any formal steps to enforce the payment or discharge of or to recover any amounts owed by any Obligor under the Finance Documents;

(d)	petition for (or take or support any other step which may lead to) any corporate action, legal process (including legal proceedings, execution, distress and diligence) or other procedure or step with a view to the winding-up, receivership or administration of an Obligor or any Obligor otherwise entering into insolvency proceedings;

(e)	except to the extent required by (or effected by operation of) law, exercise any right of appropriation, set-off or combination of accounts to reduce any amount outstanding under the Finance Documents; or

(f)	enforce all or any part of the Secured Property or any counterclaim.

16.	For the purpose of this Letter, the “Second Standstill Period” means the period commencing from the Effective Date up to (and including) the earliest of:

(a)	5:00 p.m. (Hong Kong time) on 31 October 2023; and

(b)	such time when the Second Standstill Period is terminated under paragraph 29 or 30 below,

(such earlier time, the “Final Discharge Time”).

17.	Nothing in this Letter shall:

(a)	require the Lender to take any action which would breach any legal or regulatory requirement or any order or direction of any relevant court or Governmental Agency;

(b)	require the Lender to make any additional financing available to the Borrower;

(c)	restrict the Lender from assigning, transferring or otherwise disposing of the Loan in accordance with the Finance Documents; or

(d)	except as provided in paragraph 15, affect any other rights the Lender or its affiliates may have against the Obligors.

18.	Any default interest shall cease to accrue pursuant to the Finance Documents during the Second Standstill Period. Subject to paragraph 19, at the end of the Second Standstill Period, all rights, remedies, powers or discretions of the Lender under each Finance Document to take any action described in sub-paragraphs (a) to (f) of paragraph 15 above shall be reinstated in full, provided that if paragraph 21 below applies and the Borrower has complied with its obligations under paragraph 21 below, all obligations owed by the Obligors to the Lender under the Finance Documents shall be deemed to be discharged in accordance with paragraph 21 below.

19.	Notwithstanding anything to the contrary in the Facility Agreement, the First Standstill Letter, the Demand Letters, any Finance Document and any other documents or instruments contemplated thereby, the parties hereby agree that the aggregate amount owing by the Borrower to the Lender under the Facility Agreement as on the Effective Date shall be equal to the Final Discharge Amount, which amount shall become immediately due and payable in accordance with paragraph 21 below. For the avoidance of doubt, (a) default interest under clause 9.3 (Default interest) of the Facility Agreement shall accrue on any Final Discharge Amount that is not paid at the Final Discharge Time and (b) all costs and expenses referred to in clause 15.3 (Enforcement and preservation costs) of the Facility Agreement incurred after the Final Discharge Time shall be payable pursuant to the Facility Agreement, and in each case nothing in this Letter shall prevent the Lender from making any demand on an Obligor under any Finance Document in respect of any event or claim arising following the Effective Date.

20.	[Reserved]

Final Discharge Amount

21.	Each of the Lender and the Borrower agrees that:

(a)	the Borrower shall, on or prior to 23 October 2023 (or if earlier, as soon as it becomes aware that this Letter is to be or becomes early terminated), provide to the Lender evidence in form and substance reasonably satisfactory to the Lender that it has or will have sufficient funds to pay to the Lender at or prior to the Final Discharge Time an amount that is not less than US$**** (the “Fund Proof”);

(b)	the Lender shall as soon as reasonably practicable after it has received the Fund Proof or becomes aware that this Letter is to be or becomes early terminated notify the Borrower of the Final Discharge Amount (as defined below);

(c)	the Borrower shall, at or prior to the Final Discharge Time, pay the Final Discharge Amount to the Lender in immediately available funds to the Lender’s account specified in paragraph 8(a) above (or such other account as may be notified by the Lender to the Borrower from time to time) (provided that if the Final Discharge Time occurs before the Lender has notified the Borrower of the Final Discharge Amount, the Borrower shall pay, at or prior to the Final Discharge Time, an amount equal to “A” in the definition of Final Discharge Amount, and an adjustment amount shall be made between the Borrower and the Lender within one Business Day after the Lender has notified the Borrower of the Final Discharge Amount);

(d)	subject to paragraph 22 below, once all obligations under the Finance Documents (including this Letter) have been unconditionally and irrevocably paid and discharged in full, (i) all outstanding amounts owed by the Obligors to the Lender under the Finance Documents shall be deemed repaid in full by the Obligors and any and all obligations or liabilities under the Finance Documents of the Obligors shall be fully discharged and released; and (ii) the Finance Documents shall have no further force and effect and none of the parties shall be liable to any other parties for any obligations or liabilities under the Finance Documents (including without limitation accrued interest and all other amounts outstanding under the Finance Documents) or otherwise, in each case, save for any obligation expressly provided to survive the termination of the Finance Documents; and

(e)	subject to paragraph 22 below, once all obligations under the Finance Documents (including this Letter) have been unconditionally and irrevocably paid and discharged in full, the Lender shall, at the request and cost of the Borrower, promptly take actions to release and discharge any collateral provided by the Obligors from the security created in favour of the Lender, including without limitation, (i) execute all documents as may be necessary to evidence the release and discharge of the Security constituted by the relevant Security Documents over any Collateral Shares and the discharge of all obligations owed by the Obligors to the Lender under the Finance Documents, and (ii) return, transfer and/or assign to the corresponding Obligor, or in any way procure the repossession by the corresponding Obligor of, (both legally and beneficially) any collateral secured under the Security Documents that is then held by the Lender pursuant to any enforcement action at nil consideration or the lowest consideration as permitted by law, provided the Borrower agrees and acknowledges that any return of unrestricted ADSs to the Borrower is subject to the consent and cooperation of the Depositary, and if such consent and cooperation is not obtained to the Lender’s satisfaction promptly following the receipt of the Final Discharge Amount, the Lender may, at the Borrower’s costs, discharge the foregoing obligation by re-converting any such unrestricted ADSs for restricted ADSs and returning such re-converted restricted ADSs to the Borrower.

22.	If the Lender considers that any amount paid or credited to it under this Letter is capable of being avoided or otherwise set aside, that amount shall not be considered to have been paid for the purposes of determining whether the Final Discharge Amount has been paid.

23.	For the purpose of this Letter, the “Final Discharge Amount” means an amount in US dollars equal to:

A – B + C

where:

A	= US$*****

B	= the aggregate proceeds actually received by the Lender from all sales or disposals of any Collateral Shares pursuant to the Security Documents or applicable law by the Lender prior to the Final Discharge Time, net of all costs, expenses, fees, Tax and disbursements actually incurred in connection with such sales or disposals (including any brokerage fee and any issuance fee, process fee or depositary fee payable to the Depositary or the Listco Registrar)

C	= all other costs and expenses referred to in clause 15.3 (Enforcement and preservation costs) of the Facility Agreement as incurred by the Lender prior to the Final Discharge Time

Extended Sale Period

24.	The parties hereto agree that:

(a)	this paragraph 24 shall only apply if the Borrower has failed to pay the Final Discharge Amount at or before the Final Discharge Time in full;

(b)	nothing in this Letter shall prevent the Borrower from paying the Lender, at any time during the Extended Sale Period, any amounts outstanding under the Finance Documents (including any unpaid Final Discharge Amount as of the Final Discharge Time, any default interest accrued thereupon and any enforcement costs and expenses incurred by the Lender). Subject to paragraph 22 above, once all obligations under the Finance Documents (including this Letter) have been unconditionally and irrevocably paid and discharged in full, the Lender shall, at the cost of the Borrower, promptly take such action as is necessary to release and discharge all of the Class A Shares, Class B Shares and/or ADSs that are subject to the Transaction Security from the Transaction Security provided the Borrower agrees and acknowledges that any return of unrestricted ADSs to the Borrower is subject to the consent and cooperation of the Depositary, and if such consent and cooperation is not obtained to the Lender’s satisfaction promptly following the payment or discharge of all obligations under the Finance Documents, the Lender may, at the Borrower’s costs, discharge the foregoing obligation by re-converting any such unrestricted ADSs for restricted ADSs and returning such re-converted restricted ADSs to the Borrower;

(c)	subject to paragraph (b) above, the Lender may decide whether and when to sell or otherwise dispose of any or all of the Class A Shares, Class B Shares and/or ADSs that are subject to the Transaction Security at any time, and if it decides to make any such sale or disposal during the Extended Sale Period, it shall promptly deliver to the Borrower a written notice (a “Reserve Price Notice”) specifying:

(i)	the minimum price per ADS at which the Lender is willing to sell or otherwise dispose of any or all of the Class A Shares, Class B Shares and/or ADSs that are subject to the Transaction Security in the exercise of the Lender’s enforcement rights under the Finance Documents (the “Reserve Price”); and

(ii)	the number of Class A Shares, Class B Shares and/or ADSs that are subject to the Transaction Security as at the time the Reserve Price Notice is delivered (the “Available Shares”).

(d)	the Borrower may, by no later than 6.00 p.m. (Hong Kong time) on the first Hong Kong Business Day following the date a Reserve Price Notice is effective (the “Notification Deadline”), give written notice (a “Redemption Notice”) to the Lender of its intention to redeem any or all of the Available Shares specified in such Reserve Price Notice (the Available Shares intended to be redeemed by the Borrower, the “Redemption Shares”) at a price per ADS equal to the Reserve Price, provided that:

(i)	the Borrower may not redeem any Available Shares in the form of ADSs unless (x) none of the Available Shares is in the form of a Class A Share or Class B Share or (y) all Available Shares in the form of Class A Shares or Class B Shares will be redeemed at the same time;

(ii)	the sum of:

(A)	the product of (x) the number of Redemption Shares in the form of ADSs and (y) the Reserve Price; and

(B)	the product of (x) the number of Redemption Shares in the form of Class A Shares or Class B Shares and (y) the Reserve Price divided by the number of Class A Shares represented by each ADS at the time such Reserved Price Notice is effective,

(such sum, the “Redemption Amount”) must be no less than US$*****;

(e)	if, following the delivery of a Reserve Price Notice, the Borrower has given a Redemption Notice to the Lender prior to the Notification Deadline, the Borrower must by no later than 6.00 p.m. (Hong Kong time) on the seventh Hong Kong Business Day following the date the Reserve Price Notice is effective (the “Payment Deadline”), transfer to the Lender the applicable Redemption Amount in immediately available funds to the Lender’s account specified in paragraph 8 above;

(f)	if, following the delivery of a Reserve Price Notice, either (i) the Borrower has not given a Redemption Notice to the Lender prior to the Notification Deadline or (ii) the Borrower has given a Redemption Notice to the Lender prior to the Notification Deadline but the number of Available Shares is greater than the number of Redemption Shares (such excess, the “Excluded Shares”), the Lender shall be entitled to sell or dispose of (in the case of sub-paragraph (i)) any or all of the Class A Shares, Class B Shares and/or ADSs that are subject to the Transaction Security and (in the case of sub-paragraph (ii)) the Excluded Shares that are subject to the Transaction Security, in each case in the exercise of the Lender’s enforcement rights under the Finance Documents without any further notice or reference to the Borrower at a price not lower than the Reserve Price specified in such Reserve Price Notice (and, for the avoidance of doubt, if the Lender intends to sell any or all of such Class A Shares, Class B Shares and/or ADSs at a price lower than the Reserve Price specified in such Reserve Price Notice, the Lender may deliver another Reserve Price Notice to the Borrower specifying a lower Reserve Price);

(g)	if, following the delivery of a Reserve Price Notice:

(i)	the Borrower has given a Redemption Notice to the Lender prior to the Notification Deadline; and

(ii)	the Lender has received the Redemption Amount in immediately available funds in full prior to the Payment Deadline,

the Lender shall promptly after the Lender is satisfied that all costs and expenses in relation to the relevant release and discharge or otherwise referred to in clause 15.3 (Enforcement and preservation costs) of the Facility Agreement as incurred by the Lender have been paid in full, take such action as is necessary to release and discharge the Redemption Shares from the Transaction Security provided the Borrower agrees and acknowledges that any return of unrestricted ADSs to the Borrower is subject to the consent and cooperation of the Depositary, and if such consent and cooperation is not obtained to the Lender’s satisfaction promptly following the receipt of the Redemption Amount, the Lender may, at the Borrower’s costs, discharge the foregoing obligation by re-converting any such unrestricted ADSs for restricted ADSs and returning such re-converted restricted ADSs to the Borrower;

(h)	if:

(i)	following the delivery of a Reserve Price Notice:

(A)	the Borrower has given a Redemption Notice to the Lender prior to the Notification Deadline; but

(B)	the Lender has not received the Redemption Amount in immediately available funds in full prior to the Payment Deadline; or

(ii)	the Extended Sale Period has expired or been terminated,

the Lender shall be entitled to sell or dispose of any or all Class A Shares, Class B Shares and/or ADSs that are subject to the Transaction Security in the exercise of the Lender’s enforcement rights under the Finance Documents without any further notice or reference to the Borrower at any price determined by the Lender in its sole and absolute discretion;

(i)	the Lender may, in its sole and unfettered discretion, terminate the Extended Sale Period with immediate effect by written notice to the Borrower, if any one or more of the following events has occurred:

(i)	the Lender becomes aware of any Default, Event of Default or Early Termination Event (however described), other than the Existing Defaults or the Existing Early Termination Event that has occurred or is occurring, or any Permitted Termination Event that may occur, in relation to the Facility Agreement;

(ii)	any representation or statement made or deemed to be made by an Obligor in this Letter (A) is or proves to have been incorrect or misleading in any material respect when made or deemed to be made or (A) is or proves to have been fraudulent in a legal proceeding;

(iii)	a breach by an Obligor of any provisions of this Letter; or

(iv)	any other party has taken enforcement action (however described) against any of the Obligors during the Second Standstill Period,

provided that for the avoidance of doubt, failure to pay the Final Discharge Amount at or before the Final Discharge Time in full shall not constitute any of the events above for the purpose of this paragraph 24(i);

(j)	for the avoidance of doubt, save as specifically and expressly set out in this paragraph 24, nothing in this paragraph 24 shall restrict or otherwise prejudice the Lender’s ability to, during the Extended Sale Period, exercise any right or remedy under the Finance Documents, at law, in equity, under statute or otherwise without notice or reference to the Borrower;

(k)	for the avoidance of doubt, if any obligations of the Obligors under the Finance Documents (including this Letter) remain outstanding after the Lender’s receipt of any Redemption Amount and/or the sale or disposal of any of the Class A Shares, Class B Shares and/or ADSs pursuant to this paragraph 24, nothing in this Letter shall prevent the Lender from making any demand on an Obligor under any Finance Document in respect of such outstanding obligations and/or exercise any other right or remedy under the Finance Documents, at law, in equity, under statute or otherwise;

(l)	for the purpose of this letter, any communication or document made or delivered by one person to another by way of email will be effective when sent, provided that any communication or document to be made or delivered to the Lender will be effective only when actually received by the Lender; and

(m)	for the purposes of this Letter:

“Extended Sale Period” means the period commencing on the last day of the Second Standstill Period up to (and including) the earlier of:

(i)	the date falling 38 weeks after the first day of the Extended Sale Period;

(ii)	19 August 2024; and

(iii)	such time when the Extended Sale Period is terminated under paragraph 24(i) above.

“Hong Kong Business Day” means a day (other than Saturday or Sunday) on which banks are open for general business in Hong Kong.

Disclosure

25.	The Lender acknowledges that:

(a)	the Obligors may file a copy of this Letter (with any personal information and any pricing terms redacted) in an amendment to their Schedule 13D filing in accordance with the United States Securities Exchange Act of 1934 (the “Exchange Act”) (the “Obligor Filing”);

(b)	the Listco may file a press release on Form 6-K referencing the Obligor Filing in accordance with the Exchange Act (the “Listco Filing”).

26.	The Obligors shall ensure that neither the Obligor Filing nor the Listco Filing will contain any information (including any statement as to any party’s views, opinions, objectives or plans) other than the fact that this Letter has been entered into, and the actual terms of this Letter.

27.	The Obligors shall ensure that if the Obligors or the Listco make any public announcement or statement relating to the arrangements contemplated by this Letter other than the Obligor Filing or the Listco Filing, such announcement or statement:

(a)	may only mention the Lender itself (but not any of the Lender’s Affiliates);

(b)	shall only contain factual or verifiable information to the extent it relates to the arrangements contemplated by this Letter;

(c)	shall not include any statement as to the views, opinions, objectives or plans of the Lender or any of the Lender’s Affiliates; and

(d)	shall clearly state that such statement is made by the Obligors or the Listco (as applicable) and shall not attribute any such statement to the Lender (or any of its Affiliates).

Obligors’ acknowledgement

28.	In consideration of the Lender entering into this Letter, each Obligor agrees that no Obligor shall ever take any proceedings or assert any claim against the Lender, its Affiliates or their respective officers, directors, employees, advisors, agents or controlling persons (each a “Relevant Person”), on any theory of liability, for any cost, loss, damages or liability whatsoever arising as a result of any Relevant Person taking or not taking any action in connection with the exercise of the Lender’s rights under the Finance Documents (including the manner by which all or any Collateral Shares are sold and/or to whom all or any Collateral Shares are be sold), and each Obligor hereby forever waives, releases and agrees not to sue upon any claim for any such cost, loss, damages or liability, whether or not accrued and whether or not known or suspected to exist in its favour.

Termination

29.	The Second Standstill Period will automatically be terminated without any further action or notice by the Lender if the Lender becomes aware of any Default, Event of Default or Early Termination Event (however described), other than the Existing Defaults or the Existing Early Termination Event that has occurred or is occurring, or any Permitted Termination Event that may occur, in relation to the Facility Agreement.

30.	The Lender may, in its sole and unfettered discretion, terminate the Second Standstill Period with immediate effect by written notice to the Borrower, if any one or more of the following events has occurred:

(a)	any representation or statement made or deemed to be made by an Obligor in this Letter (i) is or proves to have been incorrect or misleading in any material respect when made or deemed to be made or (ii) is or proves to have been fraudulent in a legal proceeding;

(b)	a breach by an Obligor of any provisions of this Letter; or

(c)	any other party has taken enforcement action (however described) against any of the Obligors during the Second Standstill Period.

Effect of Termination

31.	Subject to paragraph 32 below and save in respect of accrued rights and obligations arising before the date on which this Letter is terminated, this Letter will cease to have any further effect upon its termination.

32.	If the Second Standstill Period terminates for any reason, the provisions of paragraphs 11 to 14, 17 to 19 , 21to 28 and 33 to 36 (both inclusive) shall remain in full force and effect.

MISCELLANEOUS

33.	This Letter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Letter.

34.	Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623) (the “Third Parties Ordinance”) to enforce or to enjoy the benefit of any term of this Letter.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Letter at any time.

(c)	Any Receiver or Delegate may, subject to this paragraph 34 (Third party rights) and the Third Parties Ordinance, rely on any paragraph of this Letter, which expressly confers rights on it.

35.	This Letter is designated as a Finance Document.

36.	This Letter is governed by Hong Kong law.

Please confirm your agreement to the above by signing and returning the enclosed copy of this Letter.

Yours faithfully

/s/ Isatou Smith

For and on behalf of

Bold Ally (Cayman) Limited as Lender

Acknowledged and agreed by:

/s/ Sheng Chen	/s/ Sheng Chen
for and on behalf of GenTao Capital Limited in its capacity as the Borrower under and as defined in the Facility Agreement	for and on behalf of Beacon Capital Group Inc. in its capacity as a Guarantor under and as defined in the Facility Agreement

/s/ Sheng Chen	/s/ Sheng Chen
for and on behalf of Fast Horse Technology Limited in its capacity as a Guarantor under and as defined in the Facility Agreement	for and on behalf of Sunrise Corporate Holding Ltd. in its capacity as a Guarantor under and as defined in the Facility Agreement

/s/ Sheng Chen
Chen Sheng (陈升) in his capacity as a Guarantor under and as defined in the Facility Agreement

Schedule A

1.	The Lender has, prior to the date of this Letter, exercised its enforcement rights under the Transaction Security to (a) convert 8,085,939 restricted ADSs in exchange for the same number of unrestricted ADSs and (b) sell or otherwise dispose of [●] such converted unrestricted ADSs.

2.	The number of such converted unrestricted ADSs which remain unsold as on the date of this Letter is [●] ADSs.

The aggregate amount of all costs, expenses, fees, Tax and disbursements incurred by the Lender in connection with the enforcement of, or the preservation of any rights under any Finance Document and the Transaction Security up to the date of this Letter (including legal fees and any brokerage fee and any issuance fee, process fee or depositary fee payable to the Depositary or the Listco Registrar) is US$[●].